Exhibit 10.12

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contract for the Supply of RBD Palm Olein

Buyer:	Imperium Renewables, Inc.
1418 Third Avenue
Suite 300
Seattle, WA 98101
USA

Seller:	Cargill International Trading Pte Ltd
300 Beach Road #23-01
The Concourse
Singapore 199555

Product:	Refined Bleached and Deodorized Palm Olein (RBD Palm Olein)

Quality and: Specifications	As per the Palm Oil Refiners Association of Malaysia (PORAM), final at loading:

	Free Fatty Acids (FFA) as palmitic	0.1% max
	Moisture & Impurities (M&I)	0.1% max
	Iodine value (IV) (Wijs method)	56 min
	Melting point (MP) (AOCS Cc 3-25) (Celsius)	24ºC max
	Color (5 1/4” Lovibond cell)	3 Red max

All specifications requirements under PORAM terms shall be automatically incorporated, subject to any changes from time to time.

Shipment periods:	March 2007 through September 2009

Shipment months shall be limited only to those months where other customers have bought a minimum of 20,000mt per month for delivery at Grays Harbor from the Seller.

For those months where the Buyer is the sole buyer of the Seller for delivery at Grays Harbour, Seller shall not be obligated to sell any quantity to the Buyer unless the Buyer purchases a minimum of 14,000mt per month.

Nomination of shipment month by buyer to be provided minimum 45 days in advance of shipment month i.e.: 15th Feb 07 for April 07 shipment

Buyer and Seller may mutually agree to extend the contract until 2012, based on such terms and conditions to be mutually agreed.

Cargill Confidential May 2006	1

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Packaging:	in bulk

Quantity:	Buyer shall purchase a minimum quantity of [****] for 3 years. Buyer shall have the option to purchase quantities in excess of [****] subject to all the terms and conditions of this Contract (including price, payment/security and vessel nomination) in relation to the increased portion.

Price:	Pricing to be concluded at later dates to suit buyer basis the following formulas:

[****] market closing page: OILS/MY02 (or superceding page) basis ‘slr’ price, for FOB Olein per Poram specs -$[****] + $[****] non freight bogey/MT + $[****]/MT ocean freight – pricing to be confirmed by 2.30pm Singapore time

AND/OR

[****] market closing page: OILS/MY02 (or superceding page) basis ‘slr’ price, for FOB Olein per Poram specs -$[****] + $[****] non freight bogey/MT + $[****]/MT ocean freight – pricing to be confirmed by 9pm Singapore time

Any positions quoted on [****] can be priced. Volumes in minimum 500mt lots, maximum 2500mt per day (unless mutually agreed otherwise). For positions unquoted on [****], fob prices and volumes to be mutually agreed.

(Where the [****] close is quoted in a ‘run’ i.e.: AMJ, the June price to be average of difference between AMJ and JAS. E.g.: AMJ $495 JAS $510 therefore June = $500. Likewise should we be looking for July, price would be $505).

Pricing of shipment to be finalized and contracts averaged into one contract for total volume 15 days prior to shipment month.

Freight Efficiencies:	Should either party discover business opportunities to improve freight efficiencies (E.g. shipping biodiesel from Grays Harbor to Asia) such efficiencies and benefits shall be considered by each party.

Delivery basis:	Cost, Insurance, & Freight, (CIF) , as defined in Incoterms 2000, Grays Harbor, WA (USA).

Payment:	Upon the final pricing of any individual shipment by Seller and Buyer (“Final Contract Price”), Buyer shall pay 10% prepayment (“Margin Call”) of the Final Contract Price, within 48 hours after verbal confirmation of the final price between Seller to Buyer.

For example on 6/Nov/06 1000mt is priced by buyer at $[****] May 2007 shipment FOB PKPG per [****] close. (CIF value $[****]) Then Buyer to pay $[****] to Cargill’s nominated bank value date 8/Nov/06

Cargill Confidential May 2006	2

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

In the event the market price (as determined by the [****] page) falls to [****] below the Final Contract Price, the Buyer shall immediately pay [****] of the Final CIF Contract Price. Thereafter, the Buyer shall immediately pay [****] of the Final Contract Price upon each decline of [****] in the market price. In above example this payment would be made should [****] May 2007 Shipment price be quoted at $[****]

No less than 7 days prior to shipment date, Buyer shall open irrevocable, unrestricted and freely negotiable At Sight Letter of Credit from a 1st class bank (on terms and such bank to be acceptable to Seller) for 100% of the contract value (“Letter of Credit”). Documents to be submitted against Letter of Credit shall be invoice, bill of lading, survey certificate, certificate of origin and insurance certificate. The selection of the issuing bank advising bank and negotiating bank - pertaining to the Letter of Credit shall be subject to Seller’s prior consent.

Upon Seller’s acknowledgement of the full drawdown on the Letter of Credit, Seller shall return all cash prepayment made by Buyer. Such reimbursement by Seller shall include shrinkage costs that were prepaid by the Buyer, calculated by the difference between the weight at the load and weight at discharge, as determined by the surveyor’s certificate of weight at discharge.

Contract conditions:	This Agreement will be subject to the terms, conditions and rules, including the arbitration clause and rules in contract form no. 81 of the FOSFA in force at the date of contract.

Buyer agrees that the goods will not be resold to, disposed of, or be transported on a vessel or by other carrier owned, flagged or chartered by any country (including Cuba), person or entity which would cause Seller to be in violation of or be penalized by US economic sanction laws. Additional information is available.

Title:	Title to the Product shall pass to the Buyer upon Seller’s acknowledgement of the full drawdown on the Letter of Credit.

This contract shall be governed by Incoterms 2000.

Insurance:	Seller will be responsible for obtaining insurance for the Product with a first class Lloyds Underwriter, naming Buyer as an additional insured. The insurance certificate will be provided to Buyer as part of the delivery documents.

All other insurance terms to be as per FOSFA Trade Clauses “A”.

Sampling and	Sampling by FOSFA approved labs for load port samples, to be

Cargill Confidential May 2006	3

Analysis	treated as final, except for manifest error or fraud by Buyer or any third party

Quality and weights:	Shipped quality final at load (to be determined by Sellers independent surveyor at load). Weights final at discharge (to be determined by independent Surveyor jointly appointed by Buyer and Seller), except for manifest error or fraud by Buyer or any third party

Quantity measurement and analyses as per FOSFA terms and treated as final, except for manifest error or fraud by Buyer or any third party

Quantity tolerance:	The parties agree that the average of all contract prices pertaining to the single shipment month shall be considered by the Seller. The Seller shall have the sole option to deliver 5 percent more or less than the contracted quantity.

Vessel nomination:	Buyer shall provide Seller with at least 45 days written notice prior to commencement of desired shipment month. As soon as reasonably practicable, upon Seller fixing vessel on subs, Seller shall notify Buyer of fixture and expected volume and estimated time of arrival at Grays Harbour.

The last 3 cargoes on the vessel shall be clean and unleaded.

Discharge:	Buyer undertakes and warrants that it will provide a discharge berth with a 38 ft draft.

Buyer undertakes and warrants a discharge rate at Grays Harbour of 500 Metric tons per hour.

Change of Delivery	In the event Buyer wishes to ship cargo to another port, Buyer and Seller shall use reasonable endeavours to mutually

Location	agree on any variation in costs. In the event the parties fail to reach an agreement on cost variation within one week after they commence discussions, the default port of discharge shall be Gray’s Harbour.

Laytime and Demurrage:	Laytime to commence 6 hours after NOR tendered.

Sweeping and squeezing shall be for vessel’s account, but time used for such activity shall not to count as lay time. Pumping shall be for vessel’s account.

Demurrage as per Charter Party to be proved by Sellers to Buyers.

Demurrage to be fully settled by Buyer within 30 days from presentation of supporting documents.

For time charters, owner’s demurrage calculation and invoice shall be replaced by Seller’s demurrage calculation, which shall be treated as final.

Cargill Confidential May 2006	4

Commingling:	To the extent practicable: (i) Buyer’s cargo shall be segregated from other cargo on board the vessel (ii) Different grades shall be segregated from each other; (iii) no commingling shall be allowed between Buyers cargo with different end receivers on the vessel unless mutually agreed between Seller and Buyer.

Heating:	Seller will give heating instructions in accordance with the I.A.S.C. heating instructions.

Termination:	Seller may terminate this Agreement by giving 30 days’ notice to Buyer if Buyer fails to make any payments properly due within the time provided for payment, following reasonable notice and 15 days’ notice to cure such payment default, or if Buyer commits a material breach of the provisions of this Agreement and, in case of a breach capable of remedy, fails to remedy the same with 30 days after receipt of written notice thereof requiring the breach to be remedied, provided that for breaches that are not reasonably susceptible to remedy during such period, for such longer period as is necessary so long as Buyer is exercising reasonable efforts to remedy such breach

Buyer may terminate the Agreement if Seller commits any material breach of the provisions of this Agreement and, in case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice thereof requiring the breach to be remedied, provided that for breaches that are not reasonably susceptible to remedy during such period, for such longer period as is necessary so long as Seller is exercising reasonable efforts to remedy such breach.

Liability:	Failure by one party to notify the other party of any claim, other than claims arising from demurrage and any claims arising from the default by the Buyer, within ninety (90) calendar days after B/L-date will constitute waiver by one party of any such claim. Buyer shall not be entitled to exercise any rights of set-off at any time.

In no event shall Seller or Buyer be liable for loss of profits, good will or any other special, consequential or punitive damages in the event of any breach, default or claim under this Agreement.

Law and Arbitration:	This Agreement shall be governed and construed in accordance with the laws of the Republic of Singapore. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference to this clause. The tribunal shall consist of one arbitrator to be appointed by the Chairman of SIAC. The language of the arbitration shall be English. Any determination made by the arbitrators shall be final and binding judgment on any award may be entered in any court or competent jurisdiction.

Cargill Confidential May 2006	5

Default:	As per FOSFA terms (Contract 81 clause 29).

Buyer’s Security:	Buyer agrees to make the Margin Calls described in the foregoing provisions.

Seller’s Security:	Seller will provide Buyer with a corporate parent guarantee from Cargill Inc against which Buyer will be protected from non-performance of Seller. This guarantee shall be provided within 7 days of the date of this Agreement.

No Waiver:	No waiver by either party of any breach of this agreement by the other party shall be construed as a waiver of any succeeding breach of the same or any other term or condition hereof.

Assignment:	Neither party will assign the whole or any part of its rights and obligations to third party directly or indirectly without the prior written consent of the other party, such consent not to be unreasonably withheld.

Force Majeure:	Force Majeure which includes, but is not limited to acts of God, fire, flood, earthquake, explosions, riots, civil commotions, war and acts of authorities, strikes, lockouts, accident to machinery, delays en route or any cause of any kind of character reasonable beyond the control of the Party, affecting the Parties, shall for the duration of such contingencies and to the extent resulting there from release the Parties hereto from their respective obligations pursuant to this Agreement except the obligation to make payment.

As soon as there are signs that any of the foregoing contingencies will occur, the Party affected shall be obligated to notify the other Party immediately and shall discuss with the other Party the effects of such contingencies on the provisions of this Agreement and what measures shall be taken. The Parties shall make every reasonable effort to prevent or limit the detrimental effects of such contingencies. They shall be obligated to resume fulfilling their obligations under this Agreement as soon as possible.

In case Force Majeure lasts more than an aggregate/consecutive 180 days [in any calendar year/on more than 3 occasions in a calendar year/] both Parties will be released permanently from their rights and obligations under this Agreement with no right to claim for damages caused by Force Majeure.

FOSFA 81 Force Majeure clause shall apply to each individual shipment.

Hardship Buyer:	If, at any time, there should be a substantial and unforeseen change in US legislation, customs regulations, actions taken by the authorities or other matters independent of the Parties that prohibits or restricts the Buyer’s ability to produce biodiesel , or any substantial and unforeseen change in tax relief or any other incentives granted by any country which adversely affects the Buyer’s ability to produce biodiesel out of Seller’s product sold hereunder, Buyer may immediately request a review of the contract terms. Such request to be made in writing and include supporting written evidence. The Parties shall meet promptly following such request and shall use best endeavours to agree, in good faith, upon appropriate amendments, if any, to the contract terms. In the event of a claim for

Cargill Confidential May 2006	6

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

a hardship situation, Buyer shall disclose the relevant figures, which are responsible for the unforeseen change.

In the event that no agreement is reached within thirty (30) days of such request for review, the parties shall wash out all existing open non-materialized orders for the remaining period of the term of the Agreement at the prevailing price for the month in question.

For the wash out: For the palm olein fob portion, this shall be washed out at [****] OILS/MY02 ‘close’ up to a maximum of 10,000mt per day (unless otherwise mutually agreed by Seller).

For the freight portion of any unpriced contracts and of any CIF sales already priced, this shall be washed out at a price based on the average of quotes from 2 independent brokers (KL Maritime, Kuala Lumpur and Riverside Shipping, UK) based on voyage rates for vessels with a capacity of 25,000mt from the Straits of Malacca to Grays Harbor, for those portions of contract which are undelivered during the contracted period and pursuant to similar vessel terms and conditions under this Agreement

‘Bogey’ shall be washed out at $4 at all times.

“Wash out” means that Buyer sells product back to Seller based on a fair price agreed price as per the above. The wash out period shall commence immediately following the delivery of the last shipment, which has been nominated and accepted under the provisions of this Agreement .

Hardship Seller:	If, at any time, there should be a substantial and unforeseen change in the legislations of the palm oil countries of origin (i.e. a change in the legislations of Malaysia and Indonesia) that adversely affects (including any restriction or prohibition of) the export of palm olein from any of the aforementioned countries, then Seller may immediately request a review of the contractual terms. Such request to be made in writing and include supporting written evidence. The Parties shall meet promptly following such request and shall use best endeavours to agree upon appropriate amendments, if any, to the contract terms. In the event of a claim for a hardship situation Seller shall disclose the relevant figures which are responsible for the unforeseen change,.

In the event that no agreement is reached within thirty (30) days of such request for review, the Parties shall wash out all existing open non-materialized Contracts of Sale for the remaining period of the term of the Agreement per the same procedure as Hardship Buyer clause. The wash out period shall commence immediately following the delivery of the last shipment which has been nominated and accepted under the provisions of the this Agreement.

Cargill Confidential May 2006	6

Sustainability:	Seller and Buyer recognise that the sustainability of palm oil production is an important issue in the bio fuels market. Seller is a member of the Roundtable on Sustainable Palm Oil (“RSPO”) and will be part of the pilot process to test the agreed criteria over the next two years on one of its plantations. Buyer and Seller agree to exchange information about the development of sustainability criteria for palm oil production during the term of the Agreement. Seller agrees to offer Buyer a range of options for sustainable palm oil supply as they become available. Seller will work in good faith to develop the sustainability of palm oil production according to the criteria relevant in the target market of the product.
Entire Agreement:	Other than FOSFA 81 which is hereby incorporated at all times, this Agreement shall contain the entire agreement between the Parties and supersedes all previous negotiations, representations, agreements or commitments with regards to its subject matter. In the event of any inconsistency between the terms of this Agreement and the terms of FOSFA 81, the terms herein shall prevail.
Confidentiality:	The parties herein agree that the terms and conditions of this Agreement are to be kept private and confidential.

Cargill Confidential May 2006	8

Contact persons:

Buyer:

Commercial	Mr. David Kirkpatrick Vice-President of Business Development Imperium Renewables Inc.

Office: 206 254-0210 Fax: 206 254-0204 Mobile: 360 606-3206 E-mail: david@imperiumrenewables.com

Mr. Brian Young Director of Business Development Imperium Renewables Inc. Seattle Biodiesel LLC Office: 206 254-0209 Fax: 206 254-0204 Mobile: 206 437-2611 E-mail: brian@imperiumrenewables.com

Seller:

Commercial	Mr. Paul Hickman Office: 011 65 6393-8507 Fax: 011 65 6393-8898 Mobile: 011 65 9825-4863 E-mail: paul_hickman@cargill.com

Commercial/	Mr. Gavin Johns
Logistics	Office: 011 65 6393-8506 Fax: 011 65 6393-8898 Mobile: 011 65 9018-8759 E-mail: gavin_johns@cargill.com

Logistics	Mr. Nals Dixit Office: 011 65 6393-8414 Fax: 011 65 6393-8898 Mobile:011 65 9666-365 E-mail: nals_dixit@cargill.com

Commercial/	Mr. Edwin van der Hoek
Logistics	Office: 952 742-4039 Fax: 952 404-6290 Mobile: 612 802-1543 E-mail: Edwin_van_der_Hoek@cargill.com

Cargill Confidential May 2006	9

Written and signed, on the 22nd of November 2006, in two original copies, with one copy being retained by each of the signing Parties.

Imperium Renewables, Inc.

/s/ John Plaza
John Plaza, President

and

/s/ Martin Tobias
Martin Tobias, CEO

Cargill International Trading Pte Ltd

/s/ Paul Hickman
Paul Hickman
Director

and

/s/ Gavin Johns
Gavin Johns
Senior Trader

Cargill Confidential May 2006	10